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APARTMENT INVESTMENT AND MANAGEMENT COMPANY
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Apartment Investment and Management Company
2014 Annual Meeting of Shareholders to be held on April 29, 2014
Supplemental Information Regarding Proposal 3: Advisory Vote on Executive Compensation

Dear Aimco Shareholders:

We understand that there are recommendations from proxy advisory firms to vote “against” on our “Say on Pay” proposal, primarily based on certain concerns with Aimco’s short-term incentive (“STI”) and long-term incentive (“LTI”) plans, particularly focusing on CEO Terry Considine’s compensation. In response to those concerns, we would like to bring to your attention the following:

•	Aimco’s executive compensation structure has remained unchanged for four years.

•	Until this year, proxy advisory firms have always recommended “FOR” votes on our “Say on Pay” proposal.

•	Aimco shareholders overwhelmingly supported the “Say on Pay” proposal in each of those years.

•	Mr. Considine’s compensation target has not been increased for over five years.

•	Mr. Considine’s actual compensation for 2013 was over $1 million lower than his compensation for 2012, a reduction of over 20%, and in accordance with Aimco’s “pay for performance” compensation plan.

•	For 2013, the Compensation and Human Resources Committee (the “Compensation Committee”) exercised negative discretion in determining Mr. Considine’s compensation.

•	Mr. Considine’s 2013 compensation was 15% below the peer median, as noted in a proxy advisor’s report.

For more detail, in addition to the detailed disclosure in our 2014 proxy statement (specifically Proposal 3 on pages 4 -6 and our Compensation Discussion & Analysis on pages 19-30 of the proxy statement as filed with the SEC on March 4, 2014), we draw your attention to the following with respect to Aimco’s compensation plan:

1.
Aimco has had the exact same executive compensation structure and plan for four years. Proxy advisory firms have widely supported that plan, raising no significant concerns with the plan itself and recommending “FOR” votes on Aimco’s executive compensation plan each of those years. For example, in its 2013 report, ISS concluded as follows: “A vote FOR this proposal is warranted, as no significant concerns were found in reviewing the company’s executive compensation practices.” And, in each of these past years, shareholders overwhelmingly voted “FOR” the compensation plan.

2.
Aimco’s STI consists of specific goals that are established at the start of each year. Of Aimco’s STI goals in 2013, 60% were measured in purely objective numerical outcomes and 40% were evaluated based on a variety of factors considered by the Compensation Committee, although not subject to measurement in purely numerical outcomes.

3.
Of Aimco’s STI goals that are not readily reduced to a single numerical measurement (for example, portfolio quality and balance sheet safety), the goals are established at the start of the year, and at the end of the year the Compensation Committee goes through a rigorous, fact-based, data-driven analysis that encompasses the Compensation Committee’s judgment about success on each goal. This rigorous review is heavily weighted toward multiple objective, numeric outcomes that are considered by the Compensation Committee in determining overall achievement for each individual goal.

4.
While some have suggested that the 40% of STI goals that are not subject to measurement in purely mathematical outcomes “raises questions about the amount of discretion in the plan,” it is important to note that the discretion exercised was negative. In other words, of that combined target of 40%, the Compensation Committee awarded Mr. Considine only a 35% payout. This one portion of Mr. Considine’s 2013 pay was slightly above target (specifically, at 104.27% of target) based on outperformance on several objective, numerically quantifiable goals, offset by underperformance on the other goals. This narrow above-target compensation on these metrics was more than offset by reduced compensation under Aimco’s LTI plan as a result of a negative one-year total shareholder return (“TSR”) of approximately 1%.

5.
Aimco’s LTI both rewards for share performance (as measured by TSR compared to the MSCI US REIT Index (the “REIT Index”)) and focuses on retention of its senior executive team. Aimco’s annual LTI awards are limited to the upside and to the downside. The most a senior executive will receive in LTI for outperformance on TSR is 116.67% of target, and the least is 83.33% of target. For example, in 2012, Aimco’s one-year and three-year TSRs exceeded the REIT Index, by 21% and 14%, respectively, and senior executives received LTI awards at 116.67% of target. For 2013, because Aimco’s one-year and three-year TSRs underperformed the REIT Index, senior executives received LTI awards at 83.33% of target.

6.
Aimco’s TSR performance establishes the quantum of LTI awarded at the front-end. LTI awards vest over four years, serving as an important retention tool. Once awarded, the value of restricted stock awarded goes up or down based on company performance during and after the vesting period. As a result, even once awarded, LTI grants continue to align the executive’s interests with shareholder interests.

7.
It is important to note that TSR does not tell the full story of a company’s performance. While Aimco’s one-year TSR of negative 1% was disappointing, it was the third highest among today’s nine apartment REITs and compares favorably to the apartment REIT average of negative 5%. Although apartments were out of favor with the stock market in 2013, it was a good year for Aimco. Compared to 2012, Aimco’s Same Store Net Operating Income was up 5.1%, Adjusted Funds from Operations (“AFFO”) per share was up 14%, and Funds from Operations (“FFO”) per share was up 11%. In addition, following a 26% increase in the dividend for 2013, we increased the dividend an additional 8% at the start of 2014.

8.
TSR also does not tell the full story of a company’s performance given that it is calculated as of a specific point in time. In 2013, Aimco’s TSR was up, with a return of 6% through the third quarter, compared to 3% for the REIT Index and negative 3% for apartment REIT peers, before declining with the market generally. Aimco’s TSR is once again up in 2014, with a return of 18% through March 31, 2014, compared to the REIT Index at 10% and apartment REIT peers at 14%.

9.
Aimco is a “pay for performance” organization. Senior executive compensation, including Mr. Considine’s, varies based on Aimco’s performance. Mr. Considine’s actual compensation for 2013 was over $1 million lower than his compensation in 2012, a reduction of over 20%, while shareholder returns were above the apartment REIT average. In addition, Mr. Considine’s actual compensation for 2013 was approximately 15% less than the median for peers while Aimco’s TSR was 5% above the median for peers.

10.
Mr. Considine’s target pay of $4.5 million has remained unchanged for over five years, and during the economic downturn in 2009, Mr. Considine asked the Compensation Committee to reduce his target pay, which it did. Thus, Mr. Considine’s target pay was below $4.5 million for 2009 and 2010.

11.
As Aimco’s co-founder and long term CEO, Mr. Considine is a major shareholder, with approximately $100 million of value in Aimco holdings. The value of these holdings puts Mr. Considine somewhere in the neighborhood of Aimco’s 12th largest equity holder. His interests are clearly aligned with the interest of Aimco shareholders. The heavy weighting of Mr. Considine’s target compensation to equity serves to further increase this alignment.

We note that the approaches of the proxy advisory firms tend to be very generic and not industry specific to REITs. Specifically, their analyses do not place appropriate emphasis on Same Store Net Operating Income, AFFO, FFO, and Net Asset Value, which are standard measures of effective REIT performance.

In summary, we have, and continue to, evaluate compensation decisions in a serious manner and diligently review performance across multiple metrics (not just TSR in isolation even though it is an important metric and the sole metric in our LTI program) and timeframes. Our programs have remained the same for many years and both proxy advisory firms, and more importantly our shareholders, have strongly supported them with an average vote FOR of 95% across the first three years of “Say on Pay.” Our CEO’s pay declined by 20% year-over-year due to both our TSR performance and negative discretion by our Compensation Committee, ranked 15% below the peer median, and has not seen an increase in target compensation for the past five years. As a result, we believe we have a pay system that strongly aligns pay and performance.

We urge you to review the information offered in our 2014 proxy statement and consider the additional points in our analysis above in your decision to vote FOR Proposal 3.